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Exhibit 99

[PG&E CORPORATION LETTERHEAD]

FOR IMMEDIATE RELEASE February 18, 2005

CONTACT: PG&E Corporation

PG&E CORP. REPORTS FOURTH QUARTER AND FULL YEAR 2004 FINANCIAL RESULTS

  •
  Fourth quarter 2004 consolidated net income reported under GAAP was $2.04 per share. (All "per share" amounts are presented on a diluted basis.)

  •
  Earnings from operations were $0.44 per share for the quarter.

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  Full-year GAAP results were $10.57 per share, due largely to one-time, non-cash items.

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  Full-year earnings from operations were $2.12 per share.

  •
  Guidance for 2005 earnings from operations is reaffirmed at $2.15 to $2.25 per share.

        (San Francisco)—PG&E Corporation's (NYSE: PCG) consolidated net income as reported in accordance with generally accepted accounting principles (GAAP) was $871 million, or $2.04 per share for the fourth quarter of 2004. As previously reported, a one-time, non-cash item related to the elimination of the Corporation's equity interest in its former national energy unit increased GAAP results by $684 million, or $1.60 per share. Consolidated net income in the fourth quarter of 2003 was $37 million, or $0.09 per share.

        On a non-GAAP earnings-from-operations basis, earnings for the fourth quarter were $186 million, or $0.44 per share, compared with $139 million, or $0.33 per share, in 2003. Earnings from operations excludes certain non-operating income and expenses. These items are shown as "Items Impacting Comparability" on the attached financial tables, which reconcile earnings from operations with consolidated net income as reported in accordance with GAAP.

        For Pacific Gas and Electric Company alone, fourth quarter earnings from operations were $191 million, or $0.45 per share, compared with $141 million, or $0.34 per share, in 2003.

        The quarter-over-quarter difference in earnings from operations primarily reflects the effects of the delayed 2003 General Rate Case (GRC) decision. The net effect was approximately $0.11 per share that otherwise would have been reflected in fourth quarter of 2003 earnings from operations.

        Other factors impacting the quarter-over-quarter difference include about $0.06 per share of earnings on the Chapter 11 settlement regulatory asset in the fourth quarter of 2004, as well as $0.06 per share from higher electric and gas transmission revenues. Higher electric transmission revenues were driven by electric transmission rate decisions, and higher gas transmission revenues reflected the effects of colder-than-normal weather. These positive items were offset by $0.07 per share of additional costs from a second scheduled refueling outage at the Diablo Canyon power plant, with the remaining $0.05 per share due to a higher number of shares outstanding and other items.

FULL-YEAR 2004 RESULTS

        For the full year 2004, PG&E Corporation's reported GAAP results were $4.5 billion, or $10.57 per share, of which $8.52 per share reflected two one-time, non-cash items relating to Pacific Gas and Electric Company's Chapter 11 exit and the elimination of the Corporation's equity interest in its former national energy unit. Total consolidated net income in 2003 was $420 million, or $1.02 per share.

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        On a non-GAAP earnings-from-operations basis, PG&E Corporation earned $901 million, or $2.12 per share in 2004, compared with $611 million, or $1.48 per share in 2003. Earnings from operations exceeded the $2.10 per share upper end of the Corporation's guidance range due to higher gas transmission revenues, which occurred primarily due to the effects of colder-than-normal weather in the fourth quarter. Pacific Gas and Electric Company contributed $931 million, or $2.19 per share, to earnings from operations in 2004, compared with $616 million, or $1.49 per share, in 2003.

        "Last year's financial, regulatory and operational accomplishments drove solid earnings performance. They also establish a platform for focusing on our performance for customers and returning value to shareholders," said Peter A. Darbee, President and Chief Executive Officer of PG&E Corporation. "Pacific Gas and Electric Company has a strong balance sheet, healthy cash flows and investment grade credit ratings. We've re-established a common stock dividend. We are executing substantial share repurchases. And we're continuing to make new investments in the core utility business in order to deliver better, faster and more cost-effective service to customers."

        The difference in earnings from operations from 2003 to 2004 is magnified by the effects of the delayed 2003 GRC decision, which was not resolved until May 2004. Revenues authorized in the GRC were retroactive to January 1, 2003, but the decision was not final in time to be reflected in 2003 earnings from operations. If not for the delayed GRC decision, 2003 earnings from operations would have been higher by approximately $0.45 per share.

        Another principal driver for the increase in earnings from operations in 2004 versus 2003 was earnings on the equity portion of the Chapter 11 settlement agreement regulatory asset, which accounted for an additional $0.27 per share. (As previously reported, the Chapter 11 settlement agreement regulatory asset is being refinanced through the issuance of Energy Recovery Bonds, and therefore earnings on the regulatory asset will not recur.)

        For the full year 2004, two large one-time, non-cash items impacting comparability accounted for a substantial amount of the difference between earnings from operations and reported consolidated net income.

        Specifically, as previously reported for the first quarter of 2004, accounting for the regulatory assets established as part of Pacific Gas and Electric Company's Chapter 11 settlement agreement was reflected as a non-cash gain of approximately $6.92 per share. In the fourth quarter, the Corporation recorded a positive $1.60 per share non-cash entry necessary to reflect the resolution of the Chapter 11 filing by National Energy & Gas Transmission, Inc. (NEGT), which eliminated the Corporation's equity interest in NEGT. The $1.60 per share item reverses the Corporation's net negative investment in NEGT.

2005 EARNINGS GUIDANCE

        Reaffirming its previously issued earnings guidance, the Corporation expects 2005 earnings from operations to be in the range of $2.15-$2.25 per share. The assumptions underlying the 2005 estimates include the achievement of the utility's authorized return on equity of 11.22 percent, the refinancing of the settlement agreement regulatory asset and the implementation of accelerated share repurchase programs.

        The first series of Energy Recovery Bonds refinancing the regulatory asset has been issued, and the second series is now expected to be issued in late 2005, earlier than previously anticipated. Stock repurchases of $1.05 billion are now planned for March 2005, which is higher than the $975 million originally planned as a result of a slightly stronger cash and capital structure position.

        PG&E Corporation bases guidance on "earnings from operations" in order to provide a measure that allows investors to compare the underlying financial performance of the business from one period to another, exclusive of items that management believes do not reflect the normal course of operations.

2

Earnings from operations are not a substitute or alternative for consolidated net income presented in accordance with GAAP.

        The attachment to this news release reconciles 2005 estimated earnings per share from operations with estimated consolidated net income per share in accordance with GAAP.

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        PG&E Corporation will host an investor conference for members of the financial community at 8:00 a.m. Eastern time on February 25, 2005 in New York City. The meeting will be available to the public on a listen-only basis via webcast and will include an overview of the business and strategic focus, capital spending needs, and multi-year financial outlook. Because the meeting so closely follows today's earnings announcement, PG&E Corporation will not hold its regular quarterly conference call for analysts today. Please visit our website www.pgecorp.com for more information and instructions for accessing next week's investor conference webcast.

        This press release and the attachment contain forward-looking statements regarding estimated earnings for 2005, and the targeted level of stock repurchases and dividends in 2005 based on anticipated cash flows. These statements are based on current expectations and assumptions which management believes are reasonable and on information currently available to management, but are necessarily subject to various risks and uncertainties. In addition to the risk that the assumptions described above prove to be inaccurate (including that the Utility earns an authorized return on equity of 11.22 percent, the timely implementation of an $1.05 billion accelerated share repurchase program, and the issuance of the second series of energy recovery bonds in late 2005), factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include:

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  The timing and resolution of the pending appeals of the CPUC's approval of the settlement agreement and the bankruptcy court confirmation of the Utility's plan of reorganization,

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  Unanticipated changes in operating expenses or capital expenditures, which may affect the Utility's ability to earn its authorized rate of return;

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  The level and volatility of wholesale electricity and natural gas prices and supplies, the Utility's ability to manage and respond to the levels and volatility successfully, and the extent to which the Utility is able to timely recover increased costs related to such volatility;

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  The operation of the Utility's Diablo Canyon nuclear power plant, which exposes the Utility to potentially significant environmental costs and capital expenditure outlays;

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  The impact of current and future ratemaking actions of the CPUC, including the risk of material differences between forecasted costs used to determine rates and actual costs incurred;

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  Whether the assumptions and forecasts underlying the Utility's CPUC-approved long-term electricity procurement plan prove to be accurate, the terms and conditions of the generation or procurement commitments the Utility enters into in connection with its plan, the extent to which the Utility is able to recover the costs it incurs in connection with these commitments, and the extent to which a failure to perform by any of the counterparties to the Utility's electricity purchase contracts or the Department of Water Resources' contracts allocated to the Utility's customers affects the Utility's ability to meet its obligations or to recover its costs;

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  The extent to which the CPUC or the FERC delays or denies recovery of the Utility's costs, including electricity purchase costs, from customers due to a regulatory determination that such costs were not reasonable or prudent or for other reasons resulting in write-offs of regulatory balancing accounts;

3

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  How the CPUC administers the capital structure, stand-alone dividend and first priority conditions of the CPUC's decisions permitting the establishment of holding companies for the California investor-owned electric utilities;

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  The impact of future legislative or regulatory actions or policies;

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  Increased competition;

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  The outcome of pending litigation; and

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  Other factors discussed in PG&E Corporation's SEC reports.

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4

PG&E CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three months ended December 31,		Twelve months ended December 31,
	2004	2003	2004	2003
	(Unaudited)
	(in millions, except per share amounts)
Operating Revenues
Electric	$1,965	$1,661	$7,867	$7,582
Natural gas	1,015	816	3,213	2,853

Total Operating Revenues	2,980	2,477	11,080	10,435

Operating Expenses
Cost of electricity	767	496	2,770	2,309
Cost of natural gas	628	427	1,724	1,438
Recognition of regulatory assets	—	—	(4,900)	—
Operating expenses including depreciation	1,009	1,162	4,362	4,185
Reorganization items	—	44	6	160

Total Operating Expenses	2,404	2,129	3,962	8,092

Operating Income	576	348	7,118	2,343
Interest and other expense, net	(275)	(307)	(832)	(1,094)

Income Before Income Taxes	301	41	6,286	1,249
Income tax provision	114	4	2,466	458

Income from Continuing Operations	187	37	3,820	791
Discontinued Operations of NEGT(a)	684	—	684	(365)

Net Income Before Cumulative Effect of Changes in Accounting Principles	871	37	4,504	426
Cumulative effect of changes in accounting principles	—	—	—	(6)

Net Income	$871	$37	$4,504	$420

Weighted Average Common Shares Outstanding and Participating Securities, Diluted	428	420	426	413
Earnings Per Common Share, Basic(b)	$2.07	$0.09	$10.80	$1.04
Earnings Per Common Share, Diluted(b)	$2.04	$0.09	$10.57	$1.02
	Earnings (Loss) Three months ended December 31,		Earnings (Loss) per Common Share, Diluted Three months ended December 31,
	2004	2003	2004	2003
	(Unaudited)
Pacific Gas and Electric Company and Holding Company
Pacific Gas and Electric Company	$191	$141	$0.45	$0.34
Holding Company	(5)	(2)	(0.01)	(0.01)

Earnings from Operations	186	139	0.44	0.33
Headroom(c)	—	43	—	0.10
Items Impacting Comparability(d)	1	(145)	—	(0.34)
NEGT(a)	684	—	1.60	—

PG&E Corporation Reported Earnings	$871	$37	$2.04	$0.09

	Earnings (Loss) Twelve months ended December 31,		Earnings (Loss) per Common Share, Diluted Twelve months ended December 31,
	2004	2003	2004	2003
	(Unaudited)
Pacific Gas and Electric Company and Holding Company
Pacific Gas and Electric Company	$931	$616	$2.19	$1.49
Holding Company	(30)	(5)	(0.07)	(0.01)

Earnings from Operations	901	611	2.12	1.48
Headroom(c)	—	677	—	1.64
Items Impacting Comparability(d)	2,919	(499)	6.85	(1.21)
NEGT(a)	684	(369)	1.60	(0.89)

PG&E Corporation Reported Earnings	$4,504	$420	$10.57	$1.02

(a)
On October 29, 2004, National Energy & Gas Transmission, Inc., or NEGT's, plan of reorganization became effective, at which time NEGT emerged from Chapter 11 and PG&E Corporation's equity ownership in NEGT was cancelled. As a result, during the fourth quarter of 2004 PG&E Corporation recognized a one-time non-cash gain on the disposal of NEGT of approximately $684 million, after-tax.

  In anticipation of NEGT's Chapter 11 filing, PG&E Corporation's representatives, who previously served on the NEGT Board of Directors, resigned on July 7, 2003 and were replaced with Board members who are not affiliated with PG&E Corporation. As a result, PG&E Corporation no longer retained significant influence over the ongoing operations of NEGT. Effective July 8, 2003 (the date NEGT filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code), PG&E Corporation no longer consolidated the earnings and losses of NEGT. In addition, the operations of NEGT prior to July 8, 2003, are reflected as discontinued operations in the Consolidated Financial Statements.

(b)
Reflects adoption of the "Two-Class" method of calculating earnings per share for all periods presented.

(c)
As a result of California Public Utilities Commission, or the CPUC, decisions approving the Settlement Agreement and implementing various ratemaking mechanisms, the Utility no longer records frozen electric rates and surcharges, or headroom, directly to earnings as it had in 2003. Instead, the Utility collects cost-of-service based electric rates that are the sum of specific revenue requirements.

(d)
Items impacting comparability for the quarter ending December 31, 2004 include fourth quarter CPUC decisions granting recovery of previously incurred incremental interest costs of $14 million ($0.03 per share), after-tax, resulting from the increased amount and cost of debt resulting from the California energy crisis and the Utility's Chapter 11 proceeding, and recovery of approximately $30 million ($0.07 per share), after-tax, of previously incurred costs related to the implementation of electric industry restructuring filed by the Utility with the CPUC on April 16, 2004. Offsetting these increases to earnings were approximately $30 million ($0.07 per share), after-tax, associated with the early redemption of PG&E Corporation's $600 million 6 7/8% Senior Secured Notes on November 15, 2004 and approximately $13 million ($0.03 per share), after-tax, related to the change in the estimated market value of non-cumulative dividend participation rights included within the Holding Company's $280 million principal amount of 9.5% Convertible Subordinated Notes.

  Items impacting comparability for the quarter ended December 31, 2003 include the net effect of incremental interest costs of $97 million ($0.23 per share), after-tax, from the increased amount and cost of debt resulting from the California energy crisis and the Utility's Chapter 11 proceeding; increased costs of $48 million ($0.11 per share), after-tax, related to the Utility's and NEGT's Chapter 11 proceedings and generally consisting of external legal consulting and financial advisory fees, and other related costs.

  Items impacting comparability for the year-to-date period ending December 31, 2004 include the Utility's recognition of a gain of approximately $120 million ($0.28 per share), after-tax, related to the prior year impact and regulatory asset recognition resulting from the CPUC decision approving the 2003 GRC, a fourth quarter CPUC decision granting recovery of approximately $30 million ($0.07 per share), after-tax, of previously incurred costs related to the implementation of electric industry restructuring filed by the Utility with the CPUC on April 16, 2004, and a gain of approximately $2,950 million ($6.92 per share), after-tax, related to the establishment of regulatory assets contemplated in the December 19, 2003 settlement agreement, or Settlement Agreement, entered into between the Utility, PG&E Corporation and the CPUC to resolve the Utility's Chapter 11 proceeding. In addition, the Utility recognized $17 million ($0.04 per share), after-tax, in charges related to obligations to invest in clean energy technology and donate land, included in the Settlement Agreement.

  The effect of recognizing the impacts of the Settlement Agreement, cost recoveries and GRC was partially offset by the net effect of incremental interest costs of $67 million ($0.15 per share), after-tax, from the increased amount and cost of debt resulting from the California energy crisis and the Utility's Chapter 11 filing; increased costs of $13 million ($0.03 per share), after-tax, related to the Utility's and NEGT's Chapter 11 filings and generally consisting of external legal consulting fees, financial advisory fees and other related costs; approximately $30 million ($0.07 per share), after-tax, associated with the early redemption of PG&E Corporation's $600 million 6 7/8% Senior Secured Notes on November 15, 2004; and $54 million ($0.13 per share), after-tax, related to the change in the estimated market value of non-cumulative dividend participation rights included within the Holding Company's $280 million principal amount of 9.5% Convertible Subordinated Notes.

  Items impacting comparability for the year-to-date period ended December 31, 2003 include the net effect of incremental interest costs of $370 million ($0.90 per share), after-tax, from the increased amount and cost of debt resulting from the California energy crisis and the Utility's Chapter 11 proceeding; increased costs of $123 million ($0.30 per share), after-tax, related to the Utility's and NEGT's Chapter 11 proceedings and generally consisting of external legal consulting and financial advisory fees, and $6 million ($0.01 per share), after-tax, of other costs associated with current year regulatory rulings.

	Year Ended December 31, 2005
EPS Guidance on an Earnings from Operations Basis	$2.15	$2.25
Estimated Items Impacting Comparability(1)
Incremental interest expense(2)	(0.08)	(0.05)

EPS Guidance on a GAAP Basis	$2.07	$2.20

(1)
The range of potential outcomes is developed using a range of dollar estimates and a range of estimated shares outstanding for the items presented.

(2)
The net interest expense, after-tax, related to remaining generator disputed claims in the Utility's Chapter 11 proceeding, which are subject to resolution by bankruptcy court.

  [PG&E LOGO]

	3 months ended		Year to date
	12/31/2004	12/31/2003	12/31/2004	12/31/2003
Electric Sales (in millions kWh)
Residential	7,279	7,077	29,453	29,024
Commercial	8,076	8,186	32,268	31,889
Industrial	3,656	3,745	14,796	14,653
Agricultural	884	854	4,300	3,909
Public street and highway lighting	1,710	128	2,091	605
Other electric utilities	18	4	28	76

Sales from Energy Deliveries	21,623	19,994	82,936	80,156
Total Electric Customers (Note A)	—	—	4,942,002	4,857,659
Bundled Gas Sales (in millions MCF)
Residential	58	51	203	198
Commercial	21	20	78	80
Industrial	—	—	—	—

Total Bundled Gas Sales	79	71	281	278
Total Transportation Only	136	135	597	527
Total Gas Sales	215	206	878	805
Total Gas Customers (Note A)	N/A	N/A	4,112,010	4,037,519
Sources of Electric Energy (in millions kWh)
Utility Generation
Nuclear	3,378	4,789	15,210	17,285
Hydro (net)	2,195	2,476	10,290	11,055
Fossil	238	223	912	497

Total Utility Generation	5,811	7,488	26,412	28,837
Purchased Power (Note B)
Qualifying Facilities	4,411	4,484	18,765	18,748
Spot Market Purchases	4,420	1,463	11,381	3,184
Bilateral Purchases	84	445	435	3,688
Irrigation Districts	597	571	3,866	4,420
Other purchased power	26	114	108	717

Total Purchased Power	9,538	7,077	34,555	30,757
Delivery from DWR	5,085	5,615	19,938	23,554

Delivery to Direct Access Customers	2,332	2,213	9,210	8,978
Other (includes energy loss)	(1,143)	(2,399)	(7,179)	(11,970)

Total Electric Energy Delivered	21,623	19,994	82,936	80,156
Diablo Canyon Performance
Overall capacity factors (including refuelings)	70%	100%	80%	91%
Refueling outage period	10/25-12/16	—	3/22-6/7 10/25-12/16	2/3-3/26
Refueling outage duration (days)	52.0	—	129.5	51.2

Note A Customers reported as number of active accounts at year end.

Note B Certain 2003 amounts have been reclassified to conform with the 2004 presentation.

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PG&E CORP. REPORTS FOURTH QUARTER AND FULL YEAR 2004 FINANCIAL RESULTS
PG&E CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF INCOME